FIFTH AMENDMENT
TO THE
2000 STOCK OPTION PLAN
OF
COUNTRYWIDE CREDIT INDUSTRIES, INC.

         WHEREAS, Countrywide Credit Industries, Inc. (the "Company") adopted the 2000 Stock Option Plan of Countrywide Credit Industries, Inc. (the "Plan") on May 10, 2000 as approved by stockholders of the Company at its annual meeting of stockholders on July 12, 2000;

        WHEREAS, the Company desires to amend the Plan to provide for awards of restricted shares of the Company’s common stock without increasing the maximum number of shares authorized for issuance under the Plan;

         NOW THEREFORE, the Plan shall be amended as follows:

1. The name of the Plan is hereby changed to the "Countrywide Credit Industries, Inc. 2000 Equity Incentive Plan."

2. Section 1, "Purpose of the Plan," is hereby amended by deleting the last sentence of the paragraph and inserting in its place the following language:

“It is intended that this purpose be achieved by extending to employees and directors of the Company and the Subsidiaries (as defined below) an added long-term incentive for high levels of performance and unusual efforts through the grant of Awards (as such term is herein defined).”

3. Section 3.1, Aggregate Limits, is hereby amended by deleting the paragraph of this section in its entirety and inserting in its place a paragraph as follows:

“The aggregate number of shares of the Company’s common stock, par value $.05 per share (“Shares”), that may be made the subject of Awards granted under this Plan is 10,500,000, of which a maximum of 1,000,000 Shares may be issued in the form of Restricted Stock (as defined below). The maximum number of shares subject to the Plan shall be adjusted as provided in Section 8 of the Plan upon a change in the capital structure of the Company. The Company shall reserve for the purpose of this Plan, out of its authorized but unissued Shares or out of Shares held in the Company’s treasury, or partly out of each, such number of Shares as shall be determined by the Board.”

4. Unless the context otherwise requires, Sections 2, 3, 4, 12, 13, 14, 15, 16, 17, and 18 are hereby amended by deleting the term “Option” or “Options” and substituting in its place the term “Award” or “Awards.”

5. Section 5, “Plan Awards,” is hereby amended by deleting the paragraph of this section in its entirety and inserting in its place a new paragraph as follows:

“The Committee, on behalf of the Company, is authorized under this Plan to enter into certain types of arrangements with Eligible Persons and to confer certain benefits on them. Restricted Stock and Options are authorized under this Plan if their terms and conditions are not inconsistent with the provisions of this Plan. For purposes of this Plan, an “Option” is a right granted under Section 6 of this Plan to purchase a number of Shares at such exercise price, at such times, and on such other terms and conditions as are specified in the agreement or other document evidencing the award. Options intended to qualify as ISOs and Options not intended to qualify as ISOs (Nonqualified Options) may be granted under Section 6. Options may be granted to Nonemployee Directors only pursuant to Section 6.8. For purposes of this Plan, “Restricted Stock” means Shares issued or transferred pursuant to Section 7A on such terms and conditions as are specified in the agreement or other document evidencing the award. Any agreement evidencing an “Award” hereunder is the “Award Document.” For purposes of this Plan, an “Award” is a grant of Restricted Stock, ISOs or Nonqualified Options.”

6. Wherever in the Plan the term "Option Document" is used, the term "Award Document" shall be substituted in its place.

7. New Section 7A is hereby inserted into the Plan following Section 7 as follows:

"SECTION 7A. RESTRICTED STOCK

7.1	Grant. The Committee may grant Restricted Stock to Eligible Persons which shall be evidenced by an Award Document between the Company and the person to whom Restricted Stock has been granted (the “Award Holder”). Each Award Document shall contain such restrictions, terms and conditions as the Committee may, in its discretion, determine and (without limiting the generality of the foregoing) such Award Documents may require that an appropriate legend be placed on Share certificates. Unless otherwise provided in an Award Document, Awards whose restrictions have not lapsed shall be forfeited upon the Award Holder’s termination of employment with the Company and its Subsidiaries, service as a Nonemployee Affiliate Director, and service as a Nonemployee director of the Company and its Subsidiaries. Awards granted under this Section A shall be subject to the terms and provisions set forth below in this Section 7A.

7.2	Rights of Award Holder. Shares of Restricted Stock granted hereunder shall be issued in the name of the Award Holder as soon as reasonably practicable after the grant is made provided that the Award Holder has executed an Award Document evidencing the grant, the appropriate blank stock powers and, in the discretion of the Committee, an escrow agreement and any other documents which the Committee may require as a condition to the issuance of such Shares. If an Award Holder shall fail to execute the Award Document evidencing an Award, or any documents which the Committee may require within the time period prescribed by the Committee at the time the Award is granted, the Award shall be null and void. At the discretion of the Committee, Shares issued in connection with an Award shall be deposited together with the stock powers with an escrow agent (which may be the Company) designated by the Committee. Unless the Committee determines otherwise and as set forth in the Award Document, upon delivery of the Shares to the escrow agent, the Award Holder shall have all of the rights of a stockholder with respect to such Shares, including the right to vote the Shares and to receive all dividends or other distributions paid or made with respect to the Shares.

7.3	Non-transferability. Until all restrictions upon the Shares of Restricted Stock awarded to an Award Holder shall have lapsed in the manner set forth in Section 7.4, such Shares shall not be sold, transferred or otherwise disposed of and shall not be pledged or otherwise hypothecated.

7.4	Lapse of Restrictions.

(a)	Generally. Restrictions upon Shares of Restricted Stock awarded hereunder shall lapse over a period of at least three years or at such other time or times and on such other terms and conditions as the Committee may determine. The Award Document evidencing the Award shall set forth any such restrictions.

(b)	Effect of Change in Control. Unless the Committee shall determine otherwise at the time of the grant of an Award , the restrictions upon Shares of Restricted Stock shall lapse upon a Change in Control. The Award Document evidencing the Award shall set forth any such provision.

7.5	Treatment of Dividends. At the time an Award of Shares of Restricted Stock is granted, the Committee may, in its discretion, determine that the payment to the Award Holder of dividends, or a specified portion thereof, declared or paid on such Shares by the Company shall be (a) deferred until the lapsing of the restrictions imposed upon such Shares and (b) held by the Company for the account of the Award Holder until such time. In the event that dividends are to be deferred, the Committee shall determine whether such dividends are to be reinvested in Shares (which shall be held as additional Shares of Restricted Stock) or held in cash. If deferred dividends are to be held in cash, there may be credited at the end of each year (or portion thereof) interest on the account at the beginning of the year at a rate per annum as the Committee, in its discretion, may determine. Payment of deferred dividends in respect of Shares of Restricted Stock (whether held in cash or as additional Shares of Restricted Stock), together with interest accrued thereon, if any, shall be made upon the lapsing of restrictions imposed on the Shares in respect of which the deferred dividends were paid, and any dividends deferred (together with any interest accrued thereon) in respect of any Shares of Restricted Stock shall be forfeited upon the forfeiture of such Shares.

7.6	Delivery of Shares. Upon the lapse of the restrictions on Shares of Restricted Stock, the Committee shall cause a stock certificate to be delivered to the Award Holder with respect to such Shares, free of all restrictions hereunder.”

4.	Section 10.1, "Withholding Taxes" is hereby amended by adding the following language at the end of this section as follows:

“At such time as an Award Holder who is an employee recognizes taxable income in connection with the receipt of Shares hereunder (a “Taxable Event”), the Award Holder shall pay to the Company an amount equal to the federal, state and local income taxes and other amounts as may be required by law to be withheld by the Company in connection with the Taxable Event prior to the issuance, or release from escrow, of such Shares.”

IN WITNESS WHEREOF, the Company has caused this Fifth Amendment to be executed on its behalf by its duly authorized officer this       day of June, 2002.

Countrywide Credit Industries, Inc. By: /s/ Anne McCallion Anne McCallion Managing Director, Chief Administrative Officer